Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of June 1, 2015, among VNS Corporation, a Georgia corporation, ProCon Construction Services, LLC, a Georgia limited liability company, and TrussMart Building Components, LLC, a Georgia limited liability company (each, a “Guaranteeing Subsidiary” and collectively the “Guaranteeing Subsidiaries”), each a subsidiary of Building Materials Holding Corporation, a Delaware corporation, as Issuer (under the Indenture referred to below), and Wilmington Trust, National Association, as trustee (under the Indenture referred to below) (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Issuer and the Guarantors has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of September 20, 2013, providing for the issuance of an unlimited aggregate principal amount of 9.0% Senior Secured Notes due 2018 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Issuer and Guaranteeing Subsidiaries are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

(3) Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guaranteeing Subsidiaries.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

VNS CORPORATION, as Guaranteeing Subsidiary

By:	/s/ Paul Street
Name: Paul Street
Title: Chief Administrative Officer and Secretary

PROCON CONSTRUCTION SERVICES, LLC, as Guaranteeing Subsidiary

By:	/s/ Paul Street
Name: Paul Street
Title: Assistance Secretary

TRUSSMART BUILDING COMPONENTS, LLC, as Guaranteeing Subsidiary By: VNS Corporation, its managing member

By:	/s/ Paul Street
Name: Paul Street
Title: Chief Administrative Officer and Secretary

BUILDING MATERIALS HOLDING CORPORATION, as Issuer

By:	/s/ Paul Street
Name: Paul Street
Title: Chief Administrative Officer

Signature Page to First Supplemental Indenture

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

Signature Page to First Supplemental Indenture